Exhibit 3.25.1

RESTATED CERTIFICATE OF INCORPORATION
OF
MES MANAGEMENT SERVICES, INC.

Under Section 807 of the Business Corporation Law

1.  The name of the corporation is MES Management Services, Inc. (the “Corporation”).

2.  The certificate of incorporation was filed by the department of state on January 7, 2002.

3.  The certificate of incorporation is amended and changed to effect the following amendments:

Paragraph Second relating to the purpose of the entity has been amended.

Paragraph Third relating to the county of the entity has been amended.

Paragraph Fifth relating to the address for process is being amended.

Paragraphs Sixth and Seventh have been added.

4.  The text of the certificate of incorporation is hereby restated as amended to read as set forth in full below:

First: The name of the corporation is MES Management Services, Inc. (the “Corporation”).

SECOND: The purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD: The county within this state in which the office of the Corporation is to be located is New York.

FOURTH: The total number of shares which the Corporation shall have authority to issue and a statement of the par value of each share or a statement that the shares are without par value are 50,000 shares at $1.00 per share.

FIFTH: The secretary of state is designated as agent of the Corporation upon whom process against the Corporation may be served.  The address to which the secretary of state shall mail a copy of any process accepted on behalf of the corporation is: c/o CT Corporation System, 111 Eighth Avenue, New York, NY 10011.

SIXTH: No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the Business Corporation Law as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: The Corporation shall, to the fullest extent permitted by Business Corporation Law, indemnify its officers and members of the Board of Directors and may, if authorized by the Board of Directors, indemnify its employees and agents and any and all persons whom it shall have the power to indemnify against any and all expenses, liabilities or other matters (including expenses incurred in prosecuting and indemnification actions).

4.  The holder of all of the shares of the corporation has signed a written consent to the adoption of such restated certificate of incorporation as so amended, and it has been was approved by authorization of the Board of Directors.

/s/ Clare Arguedas
By: Clare Arguedas
Title: General Counsel, Vice President and Assistant Secretary